Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-112347, No. 333-107469, No. 333-118660 and No. 333-113625 on Form S-3 and Registration Statements No. 333-77509 and No. 333-79605 on Form S-8 of our report dated October 7, 2005, relating to the consolidated financial statements of Navigant International, Inc. (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph concerning the Company’s change in its method of accounting for earnings per share) and our report dated October 7, 2005, on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of Navigant International, Inc. for the year ended December 26, 2004.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Denver, Colorado

October 7, 2005